EXHIBIT 10.2

First Amendment to the
Separation and Transition Services Agreement

This First Amendment (the “Amendment”), is made as of this 16th day of June, 2009, to the Separation and Transition Services Agreement by and between Arbinet-thexchange, Inc. a Delaware corporation with its headquarters located in New Brunswick, New Jersey (the “Employer”), and William M. Freeman (the “Executive”) made as of September 3, 2008 (the “Agreement”).  In consideration of the mutual covenants contained in this Amendment, the Employer and the Executive desire to amend certain provisions of the Agreement as follows:

1.           Section 3 is amended by deleting it in its entirety and substituting therefor the following:

                              3.  Transition Period.  The Executive agrees to serve as a Class I Director until the 2009 Annual Meeting (the “Transition Period”) and thereafter for the remainder of his term as a Director.

2.           Section 4(b) is amended by adding the following at the end of the Section:

                              After the Transition Period, the executive shall be entitled to receive compensation in accordance with the Company’s non-employee director compensation policy.

3.           Except as specifically amended by the Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4.           This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this First Amendment to the Separation and Transition Services Agreement has been executed as a sealed instrument by the Employer, by its duly authorized director, and by the Executive, as of the date first written above.

ARBINET-THEXCHANGE, INC.

By:	/s/ Jose A. Cecin, Jr.
Name: Jose A. Cecin, Jr.
Title: Director

/s/ William M. Freeman
William M. Freeman